Exhibit 10.39

February 8, 2021

Ms. Jianqing Bennett

[***]

Dear Jianqing:

This letter (the “Agreement”) confirms the terms and conditions of your employment with Waters Corporation (the “Company”).

1. Position and Duties.

(a) Effective as of April 5, 2021 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its Senior Advisor and report to the President and Chief Executive Officer of the Company. In addition, you may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, in each case, without further compensation. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

(b) You agree to perform the duties of your position and such other duties and responsibilities as may be reasonably assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. Notwithstanding the foregoing, you shall be permitted to engage in civic, charitable and philanthropic activities, manage your passive personal investments and, with the consent of the Board of Directors of the Company (the “Board”) or a committee thereof, to serve on the board of directors of for-profit and not-for-profit companies or organizations, provided that, in the aggregate, such activities do not interfere or conflict with your duties to the Company.

(c) Further, you agree that, while employed by the Company, you will comply with all written Company policies, practices and procedures and all codes of ethics or business conduct policies applicable to your position, as in effect from time to time.

2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

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(a) Base Salary. The Company shall pay you a base salary at the rate of $568,000 per year, payable in accordance with the regular payroll practices of the Company and subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) (such base salary, as in effect from time to time, “Base Salary”).

(b) Annual Incentive Compensation. For each fiscal year completed during your employment with the Company, including the 2021 fiscal year, you will be eligible to earn annual incentive compensation under the Company’s Annual Incentive Plan, or such other bonus plan in which Company executives participate generally (such plan, as in effect from time to time, the “AIP”). Your target annual incentive compensation opportunity will be 75% of your Base Salary. The actual amount payable in respect of your annual incentive compensation opportunity, if any, for any fiscal year will be determined by the Compensation Committee based on the achievement of performance goals previously established by the Compensation Committee in its discretion. For the 2021 fiscal year, any annual incentive compensation paid to you under the AIP will be prorated based on the month hired within the fiscal year. Any annual incentive compensation due hereunder will be paid in accordance with the terms of the AIP and on or before March 15th of the year following the fiscal year with respect to which the annual incentive compensation is earned, subject to your remaining employed by the Company on the date that such annual incentive compensation is paid, except as otherwise specifically provided herein.

(c) Initial Annual Equity Grant. Subject to the approval of the Compensation Committee, on your first day of employment, you will be granted equity-based awards with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), having a total grant date value of approximately $1,300,000, as determined by the Compensation Committee (the “Initial Awards”). It is expected that such equity-based awards will be 50% in the form of a non-qualified stock option and 50% in the form of a restricted stock unit award. The equity-based awards will be granted under the Company’s 2020 Equity Incentive Plan (as in effect from time to time, the “EIP”) and will be evidenced by award agreements. The stock option and restricted stock unit awards contemplated under this subsection (c) will vest as to 20% of the shares of Common Stock underlying the award on each of the first five (5) anniversaries of the date of grant, subject to your continued employment with the Company on each vesting date, and will be subject to the other terms and conditions of the EIP and the award agreements evidencing such stock option and restricted stock units. To be eligible to receive the equity-based awards contemplated by this subsection (c), you must be employed by the Company on the date the awards are granted.

Sign-on Equity Grant. Subject to the approval of the Compensation Committee and to your continued employment with the Company on the date the applicable award is granted, following the Start Date you will be granted a restricted stock unit award under the EIP having a grant date value of approximately $350,000, as determined by the Compensation Committee, with the number of restricted stock units subject to the award determined by dividing $350,000 by the closing price of a share of Common Stock on the date of grant (the “Sign-On RSU Award”). The Sign-On RSU Award will vest as to twenty percent (20%) of the award on each of the first five (5) anniversaries of the date of grant, subject to your continued employment with the Company on each vesting date, and will be subject to the other terms and conditions of the EIP and the award agreement evidencing the Sign-On RSU Award. In the event your employment with the Company terminates due to your death, the Sign-On RSU Award, to the extent then outstanding and unvested, will become fully vested.

(d) Future Annual Equity Grants. You will be eligible for future annual equity grants under the EIP at such times and in such form as determined by the Compensation Committee in its discretion.

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(e) Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans or programs from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan or program documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(f) Vacations. You will be entitled to earn up to five (5) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(g) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(h) Relocation. You will be required to secure a personal residence in a location within reasonable commuting distance of the Company’s Milford, MA headquarters no later than the date that is one (1) year following the Start Date. You will be entitled to relocation assistance pursuant to the Company’s executive relocation program and otherwise as you and the Company may mutually agree.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person, as defined below (except as required for the good faith performance of your duties and responsibilities for the Company), any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. You understand and acknowledge that you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets or Confidential Information by unauthorized means. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or

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organization, other than the Company or any of its Affiliates. Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control. You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property (as defined below) to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate to the business of the Company or to any prospective activity of the Company or any of its Affiliates, that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property shall not include any Invention that you develop entirely on your own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such Invention (a) relates to the business of the Company or any of its Affiliates for whom you are performing services or to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates for whom you are performing services or (b) results from any work performed by you for the Company or any of its Affiliates.

(d) Non-Disparagement. Subject to the last sentence of Section 3(a) above, you agree that you will never disparage or criticize any of the Company, its Affiliates, their business, their management or members of the Board or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.

(e) Restricted Activities. You acknowledge that by virtue of your employment with the Company or any of its Affiliates, you will provide services or have a material presence or influence in every country, city, county and other locale in which the Company or any of its Affiliates provides services or has a material presence or influence during the last two (2) years of your employment with the Company or any of its

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Affiliates (the “Restricted Area”). You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates and are supported by mutually agreed upon fair, reasonable, valid and sufficient consideration (including, without limitation, the Initial Awards and the Sign-On RSU Award):

(i) While you are employed by the Company and for (a) one (1) year after your termination of employment for any reason, except as provided in clause (b), or (b) two (2) years following your termination of your employment if, at any time, you have breached any fiduciary duty to the Company or its Affiliates or have engaged in an “Unlawful Taking of Company Property” (as defined below), (either such period, as applies, the “Non-Compete Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business that is competitive with the business of the Company or any of its Affiliates in the Restricted Area in a Restricted Position. Specifically, but without limiting the foregoing, you agree not to work or provide services, in a Restricted Position, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning (provided such planning has been approved by the Board) during your employment with the Company anywhere in the Restricted Area; provided, however, this Section 3(e)(i) will not apply after your employment is terminated without “Cause for Purposes of Section 3(e)(i)”. Notwithstanding the foregoing, neither (x) nor (y), as provided below, shall be considered a violation of this Section 3(e)(i): (x) the ownership of not more than two percent (2%) of the outstanding securities of any class of any entity that is listed on a national securities exchange or quoted or traded in the over-the-counter market, or (y) the provision of services (as an employee, independent contractor or otherwise) to an entity where no more than a de minimis amount of revenue is derived from a business that is competitive with the business of the Company or any of its Affiliates, provided you are not responsible for (and do not participate in) the day-to-day management or supervision of such business and provided you do not have direct (which shall not mean indirect) supervision over the individual or individuals who are so responsible for such day-to-day management or supervision.

(ii) While you are employed by the Company and during the twenty-four (24)-month period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, except, while employed by the Company, in the good faith performance of your duties to the Company, (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such one (1)-year period, other than by form letter, blanket mailing or published advertisement.

(iii) During the Restricted Period, you shall not, and shall not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment; or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with them; provided, however, the foregoing shall not be violated by general advertising or general solicitation for employment not specifically directed at the Company’s employees. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding one (1) year.

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(iv) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in Section 3(e)(ii) or (iii). You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You also agree that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 3.

(f) Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

(i) “Cause for Purposes of Section 3(e)(i)” will exist if there is either (A) Cause, (B) a reasonable basis for the Company’s dissatisfaction with you for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or (C) grounds for termination existing that are reasonably related, in the Company’s honest judgment, to the needs of the business.

(ii) “Restricted Position” means a position involving any of the services provided by you to the Company or any of its Affiliates during the last two (2) years of your employment with the Company or any of its Affiliates.

(iii) “Unlawful Taking of Company Property” means your failure to (A) return to the Company or its Affiliate (as applicable), within five (5) days following your termination of employment for any reason, all Documents and physical property of the Company or any of its Affiliates, including but not limited to, any credit cards; work laptops, iPads, mobile phones, data storage devices of any kind or other computer or electronic equipment; employee identification materials; keys; documents, files, papers, memoranda, letters or other communications or work product; or work-related passwords or passcodes, in each case, which you have in your possession, custody or control that were written, created, authorized, signed, received or transmitted during your employment; and (B) at the direction of the Company, within ten (10) days following your termination of employment, either provide copies to the Company and then permanently delete the originals of, or permanently delete the originals of, all electronic property of the Company or any of its Affiliates, including, but not limited to, work files and emails, including, but not limited to, on any personal email account, personal computer, Dropbox account, zip drive, thumb drive, external hard drive, or cloud storage system.

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4. Termination of Employment. Your employment with the Company shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. For purposes of this Agreement, “Cause” shall mean: (i) your indictment for, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) your gross negligence, breach of fiduciary duty, breach of any non-competition, non-solicitation or developments agreement or covenant in favor of the Company or material breach of any confidentiality agreement or covenant in favor of the Company; (iii) you shall have willfully and continually failed to substantially perform your duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand; (iv) you have been chronically absent from work (excluding vacations, illnesses or leaves of absences); (v) the commission by you of an act of fraud, embezzlement or misappropriation against the Company; (vi) you shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board or the President and Chief Executive Officer of the Company, in either case, which is consistent with your duties as an officer of the Company; or (vii) a material breach by you of this Agreement, which breach (if curable) has remained uncured for a period of thirty (30) days following the Company’s delivery of written notice to you specifying the manner in which the Agreement has been materially breached.

(b) By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon notice to you.

(c) Resignation by You Without Good Reason. You may terminate your employment at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.

(d) Resignation by You With Good Reason. You may terminate your employment as provided below for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (if occurring without your consent): (i) a material diminution in your duties or responsibilities; (ii) a material reduction in your Base Salary (except for salary reductions similarly affecting all senior executives of the Company); (iii) a material change in your place of business (provided, however, that neither travel for business purposes nor your relocation as contemplated by Section 2(i) shall be considered a change in your place of business for the purpose of this clause (iii)); or (iv) a material breach by the Company of this Agreement; provided that the occurrence of any of the foregoing events shall not constitute Good Reason unless (x)(l) you provide written notice of the event to the Company within ninety (90) days after it first existed; (2) the Company fails to remedy the condition within thirty (30) days after the notice; and (3) you actually terminate employment within thirty (30) days after the expiration of the Company’s cure period or (y) if the event follows an event or action by you that would constitute Cause (as defined herein) for termination.

(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment and may be terminated due to your disability. In the event that your employment is terminated due to your disability, you will be entitled to the benefits provided under the Company’s disability plan or program, subject to the terms of such plan or program and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

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5. Other Matters Related to Termination. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) any vacation time earned but not used as of the date your employment terminates; (iii) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided that you submit all expenses and supporting documentation required within thirty (30) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect; and (iv) any amounts or benefits due to you under any benefit plan, program or arrangement of the Company in accordance with the terms of such plan, program or arrangement (all of the foregoing, “Final Compensation”). The Final Compensation shall be paid within thirty (30) days following the termination of your employment. In addition, except if your employment is terminated by the Company for Cause or you resign without Good Reason, the Company shall pay you any unpaid annual incentive compensation under the AIP for the fiscal year preceding the year your employment terminates (the “Prior Year’s Bonus”), payable when such annual incentive compensation is paid to active employees of the Company as described in Section 2(b) above. The Prior Year’s Bonus shall be paid to you only if you enter into a general release of claims in the form provided by the Company within the time period prescribed by the Company and such release becomes effective in accordance with its terms.

6. Termination of Employment in Connection with a Change of Control. Upon its approval by the Compensation Committee at its next scheduled meeting following the Start Date, you shall enter into a Change of Control/Severance Agreement (the “Change of Control Agreement”). Any rights you may have to payments or benefits upon certain terminations of your employment in connection with a change of control of the Company will be as set forth in the Change of Control Agreement.

7. Employment At-Will. This Agreement is not intended to constitute a contract of employment for a definite term. Your employment with the Company will be at-will. This means that if you accept this offer both you and the Company will retain the right to terminate our employment relationship at any time, subject to the terms of this Agreement.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company or its Affiliates any confidential or proprietary information of a third party without that party’s consent.

9. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death, except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-l(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”).

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(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) It is the intent of the parties hereto that the payments and benefits under this Agreement be exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

10. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Recoupment. The Company may recover amounts paid to you hereunder or under any other plan or program of, or agreement or arrangement with, the Company, in accordance with any applicable Company clawback or recoupment policy that is generally applicable to the Company’s other senior executives, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

12. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to an entity with which the Company shall hereafter effect a reorganization, consolidate with, or merge into or to which it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Miscellaneous. This Agreement, together with the Change of Control Agreement, set forth the entire agreement between you and the Company, and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Provisions of this Agreement shall

34 Maple Street Milford, MA 01757-3696 U.S.A. [T] 508.478.2000 [T] 1.800.252.4752 [F] 508.872.1990 [W] www.waters.com survive any termination or expiration hereof or any termination of your employment if so provided in this Agreement or necessary or desirable to accomplish the purpose of other surviving provisions. This is a Commonwealth of Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, except that any equity-based awards granted to you shall be governed by and construed in accordance with the governing law provisions set forth in the EIP or the agreements evidencing such awards. You and the Company agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement or your employment with the Company; provided, however, any suit, action or proceeding brought by you or against you in connection with the enforcement of Section 3(e)(i) shall be brought in Suffolk county, Massachusetts, and the superior court or the business litigation session of the superior court shall have exclusive jurisdiction.

15. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

16. Counsel; Review Period. You acknowledge that the Company provided you with this Agreement by the earlier of (i) the date of a formal offer of employment from the Company or (ii) ten (10) business days before the Start Date. You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this Agreement.

17. No Mitigation or Offset. You shall not be required, as a condition of receiving any payments or benefits under this Agreement, to seek or obtain any other employment after termination of your employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by you as a result of any employment by another employer, subject to the covenants contained in Section 3 hereof.

18. Indemnification; D&O Insurance. You shall be entitled to indemnification in respect of your position as an officer of the Company to the maximum extent permitted by the by-laws and charter of the Company, in each case, as in effect from time to time. You shall be entitled to coverage under the director’s and officer’s indemnification insurance policy maintained by the Company as in effect from time to time with respect to acts undertaken by you in connection with your employment by the Company in accordance with the terms of such insurance policy.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than March 1, 2021. If you do accept as provided, this Agreement will take effect as a binding agreement between you and the Company as of the Start Date.

Sincerely yours,

Waters Corporation

34 Maple Street Milford, MA 01757-3696 U.S.A. [T] 508.478.2000 [T] 1.800.252.4752 [F] 508.872.1990 [W] www.waters.com

By:	/s/ Udit Batra
Udit Batra
President and Chief Executive Officer

Accepted and Agreed:

/s/ Jianqing Bennett
Jianqing Bennett

Date: 3/1/2021

34 Maple Street Milford, MA 01757-3696 U.S.A. [T] 508.478.2000 [T] 1.800.252.4752 [F] 508.872.1990 [W] www.waters.com